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[IMMUNOGEN, INC. Letterhead]



CONTACT:
FOR IMMUNOGEN:                        FOR BIOCHEM PHARMA:
--------------                        -------------------
Mitchel Sayare                        Christine Lennon
Chairman and CEO                      Vice President, Corporate Communications
(617)769-4242                         (514)978-7771

Lucy Morrison or
Gretchen L. P. Schweitzer
Feinstein Kean Partners
(617)577-8110

FOR IMMEDIATE RELEASE:
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           IMMUNOGEN AND BIOCHEM PHARMA ANNOUNCE COLLABORATION FOR THE
           DISCOVERY AND DEVELOPMENT OF NOVEL ANTI-CANCER THERAPEUTICS

CAMBRIDGE, MASS. AND LAVAL, QUEBEC, CANADA, AUGUST 1, 1997 -- ImmunoGen, Inc. (Nasdaq: IMGN) and BioChem Pharma Inc. (Nasdaq: BCHE, Montreal Exchange, Toronto Stock Exchange: BCH), Canada's largest biopharmaceutical company, announced today a collaboration between ImmunoGen's 95%-owned subsidiary, Apoptosis Technology, Inc., (ATI) and BioChem Pharma Inc. for the discovery and development of novel anti-cancer therapeutics. The agreement grants BioChem an exclusive, worldwide license to ATI's proprietary screens based on two families of proteins involved in apoptosis, for use in identifying leads for anti-cancer drug development. The agreement also covers the identification of novel targets and the development of new screens in the two areas.

"We believe apoptosis research is a very promising area for enabling the discovery of novel anti-cancer drugs. ATI's expertise in apoptosis and cancer is an important, new building block for BioChem's cancer research efforts," said Michael Grey, President of BioChem Therapeutic Inc., the wholly-owned drug subsidiary of Biochem Pharma Inc. "This collaboration is part of our strategy of complementing our own research through partnerships with other high-quality research organizations."

"ImmunoGen established ATI in 1993 to pursue apoptosis as an avenue to discover screens for developing anti-cancer drugs. This agreement is a genuine endorsement of that vision and of ATI's progress," said Mitchel Sayare, Chief Executive Officer of ImmunoGen, Inc. and President of ATI. "I am also pleased to report that the agreement includes a significant infusion of cash into ATI."


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Under the terms of the agreement, BioChem will collaborate with ATI on the discovery and development of lead compounds generated from use of the ATI screens. BioChem will be responsible for the development of all products arising from the collaboration, and will have exclusive, worldwide rights. BioChem will invest in ATI in order to finance ATI's research activities over a minimum three-year period, and will make milestone payments for each product over the course of its development. In addition, ATI will receive royalties on the worldwide sales of products resulting from the collaboration.

Apoptosis, also known as programmed cell death, is a mechanism built in to cells which causes their death in certain circumstances. It appears that in many forms of cancer, this mechanism has been suppressed. Cancer cells, which may be predisposed to cell death, do not die by apoptosis because of this suppression. ATI has identified possible lesions in the apoptosis pathways in cancer cells which form the basis for its screen targets. Two groups of targets are included in this collaboration. They are the Bcl-2 family of proteins, shown to be integral to the suppression of apoptosis in certain cancer cells, and the IGF-1 (insulin-like growth factor) receptor, which is essential for the survival of many tumor types.

BioChem Pharma is an international biopharmaceutical company dedicated to the research, development and commercialization of innovative products for the prevention, detection and treatment of human disease. The Company's shares are traded on the Montreal and Toronto Stock Exchanges (BCH) and on NASDAQ National Market (BCHE).

ImmunoGen, Inc., (Nasdaq: IMGN) develops innovative biopharmaceuticals, primarily for cancer treatment. The Company has created potent immunoconjugates consisting of toxins or drugs coupled to monoclonal antibodies for delivery to and destruction of cancer cells.

This press release includes forward-looking statements based on managements' current expectations. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the success of the companies' research strategy; the applicability of the discoveries made therein; ability to secure future funding; difficulties inherent in the development of pharmaceuticals; uncertainty as to whether adequate reimbursement for these products will exist from government, private healthcare insurers and third-party payors; and uncertainties as to the extent of future government regulation of the pharmaceutical business.

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